Exhibit 99.1
For Immediate Release — February 1st, 2007
Telular Corporation Announces First Quarter 2007 Results
Driven by Telguard® Revenue
Quarterly Highlights:
•	Telguard product sales increase 334% over last year

•	Added 44,000 service subscribers; Service revenues increase 48% over last year

•	Improved Gross Margins of 27% vs. 20% last year

•	Cash Flow from Operations of $1.9 million vs. $(6.2) million last year

•	Positive EBITDA of $485,000 vs. an EBITDA loss of $915,000 last year
VERNON HILLS, IL USA—Telular Corporation (NASDAQ: WRLS)

Telular Corporation reported revenue of $22.6 million for its first quarter ended December 31, 2006, compared to $23.8 million for the same period last year. The Company reported a first quarter net loss of $2.1 million, or $0.12 per share, compared to a net loss of $1.3 million, or $0.08 per share, for the first quarter of fiscal year 2006. Included in this year’s loss were increased amortization and goodwill charges of $2.0 million compared to last year.
First quarter Fixed Cellular Terminal (FCT) revenues of $14.6 million increased 104% from last year; with Telguard® product sales increasing 334% to $8.4 million, service revenue rising 48% and we added a record 44,000 new subscribers to our service network. First quarter Fixed Cellular Phone (FCP) revenues of $8.1 million decreased from $16.6 million from last year.
“First quarter revenue was driven by strong Telguard service sales and we are pleased with the steady uptake of our Telguard products,” said Michael J. Boyle, president and chief executive officer of Telular Corporation. “We have continued to transition the company to focus on our Telguard higher value business and are transforming the phone business into a cash generating segment.”
“We believe that 2007 will be an exciting year for Telular and have aligned our resources and developed new products to capture the growth of the security market,” Mr. Boyle added. “We continued to penetrate the residential market with Telguard Digital, adding a record number of subscribers to our service network during the quarter; remaining the most successful player in the cellular alarm communication market.”
“This quarter we reported strong overall margins of 27%, driven by increased margins in both segments,” added Jeffrey L. Herrmann, Chief Financial Officer of Telular. “We generated positive cash flow from operations of $1.9 million this year compared to negative cash flow from operations of $6.2 million last year. The improvement in operating contribution to liquidity represented by EBITDA (earnings before interest, taxes, depreciation and amortization) demonstrates our positive progress toward our goal to making the phone business cash positive.” Cash was $7.8 million as of December 31, 2006 compared to $6.8 million at September 30, 2006.
Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 and enter passcode 9245030 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227 and enter passcode 6744989. You may also monitor the call via webcast at http://audioevent.mshow.com/320087/.
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the latest CDMA and GSM cellular standards and are marketed worldwide. Headquartered in Chicago, Illinois, Telular has regional sales offices in Atlanta, Delhi, Mexico City, Miami and Singapore. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Contact: Jeffrey L. Herrmann
Executive Vice President
Telular Corporation
Phone: 847-247-9400
FAX: 847-247-0021
E-mail: jherrmann@telular.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2006. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEET

	December 31,	September 30,
	2006	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,834	$6,799
Restricted cash	950	—
Trade receivables, net of allowance for doubtful accounts of $293 and $344 at December 31, 2006 and September 30, 2006, respectively	26,989	25,495
Inventories, net	10,563	12,405
Prepaid expenses and other current assets	628	1,887

Total current assets	46,964	46,586

Property and equipment, net	4,305	4,625
Other assets	5,163	6,726

Total assets	$56,432	$57,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,515	$19,125
Total stockholders’ equity *	36,917	38,812

Total liabilities and stockholders’ equity	$56,432	$57,937

* At December 31, 2006, 18,085,817 shares were outstanding
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,
	2006	2005
	(Unaudited)	(Unaudited)

Net cash provided by (used in) operating activities	$1,922	$(6,168)
Net cash provided by (used in) investing activities	(1,080)	4,528

Subtotal net cash provided by (used in) before financing activities	$842	$(1,640)

Net cash provided by financing activities	193	20

Net increase (decrease) in cash and cash equivalents	$1,035	$(1,620)

TELULAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended December 31,
	2006	2005
Revenue
Net product sales	$18,881	$21,230
Service revenue	3,761	2,533

Total revenue	22,642	23,763

Cost of sales
Net product cost of sales	14,229	17,721
Service cost of sales	2,216	1,381

Total cost of sales	16,445	19,102

Gross margin	6,197	4,661

Engineering and development expenses	1,988	1,718
Selling and marketing expenses	2,852	2,986
General and administrative expenses	1,350	1,214
Amortization	1,554	150
Goodwill impairment	563	—

Loss from operations	(2,110)	(1,407)

Other income (expense)	(36)	149

Net loss	$(2,146)	$(1,258)

Net loss per common share:

Basic	$(0.12)	$(0.08)
Diluted	$(0.12)	$(0.08)

Weighted average number of common shares outstanding:

Basic	18,069,472	16,120,406
Diluted	18,069,472	16,120,406

Reconciliation of EBITDA to cash provided by (used in) operations (in thousands):

	Three Months Ended
	December 31,
	2006	2005
	Unaudited

EBITDA	$485	$(915)

Interest income (expense), net	(64)	211
Stock bases compensation expense	210	212
Common stock issued for services	—	9
Changes in working capital assets and liabilities	1,291	(5,685)

Cash provided by (used in) operating activities	$1,922	$(6,168)

We use EBITDA as a simplified tool to communicate the operation’s contribution to liquidity and for comparisons to other companies within our industry. As a liquidity measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate liquidity without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.
EBITDA should be considered in addition to, but not a substitute for, other measures of financial liquidity and performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our liquidity and performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.